Filed Pursuant to Rule 433
                                                         File No.: 333-129159-21


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.


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

                                         THE SERIES 2006-AR13 CERTIFICATES

                     INITIAL        PASS-
                    PRINCIPAL      THROUGH                                    INTEREST
      CLASS         BALANCE(1)       RATE            PRINCIPAL TYPES            TYPES           CUSIP
--------------------------------------------------------------------------------------------------------------
     OFFERED CERTIFICATES
Class A-1           $55,000,000      (2)     Senior, Pass-Through           Variable Rate    94984D AA 2
Class A-2          $477,868,000      (2)     Super Senior, Pass-Through     Variable Rate    94984D AB 0
Class A-3          $150,000,000      (2)     Super Senior, Sequential Pay   Variable Rate    94984D AC 8
Class A-4           $44,325,000      (2)     Super Senior, Sequential Pay   Variable Rate    94984D AD 6
Class A-5           $27,000,000      (2)     Super Senior Support,          Variable Rate    94984D AE 4
                                             Pass-Through
Class A-R                  $100      (2)     Senior, Sequential Pay         Variable Rate    94984D AF 1
Class B-1           $14,504,000      (2)     Subordinated                   Variable Rate    94984D AG 9
Class B-2            $5,880,000      (2)     Subordinated                   Variable Rate    94984D AH 7
Class B-3            $3,136,000      (2)     Subordinated                   Variable Rate    94984D AJ 3

     NON-OFFERED CERTIFICATES
Class B-4            $2,352,000      (2)     Subordinated                   Variable Rate    94984D AK 0
Class B-5            $1,960,000      (2)     Subordinated                   Variable Rate    94984D AL 8
Class B-6            $1,960,271      (2)     Subordinated                   Variable Rate    94984D AM 6

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(1)  Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in September 2006, this rate is expected to be approximately 5.760% per annum.

         Allocation of Amount to be Distributed on the Class A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

         first, to the Class A-R Certificates; and

         second, concurrently, as follows:

                  (a) approximately 74.2340488443%, concurrently, to the Class A-1, Class A-2 and Class A-5 Certificates, pro rata; and

                  (b) approximately 25.7659511557%, sequentially, to the Class A-3 and Class A-4 Certificates.